NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS THIRD QUARTER 2008 RESULTS
Continued Profitability, Improved Credit Quality, Strong Deposit and Loan Growth Highlight the Quarter

EUGENE, Ore., October 14, 2008 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the third quarter and nine months ended
September 30, 2008.

Net income for the third quarter and year-to-date 2008 were $3.0 million and $9.1 million, respectively. Operating revenue, which consists of net interest income plus noninterest income, was $13.4 million during the third quarter 2008, up 11.7% from the $12.0 million reported during the third quarter 2007. Improvement in operating revenue resulted from increases in noninterest income, plus loan and core deposit growth while maintaining a strong net interest margin. Contributing to the continued strong profitability was a better than expected net interest margin, declining nonperforming assets, improved credit quality statistics, and excellent growth in both loans and core deposits. These results were achieved while providing provisions to the allowance for loan losses to support the loan growth while prudently strengthening unallocated reserves. The Company’s capital condition improved during the quarter strengthening its “well capitalized” position.

“The results achieved by Pacific Continental during a time of serious and unprecedented financial industry disruption are in sharp contrast to many of our peers,” said Hal Brown, chief executive officer. “Our disciplined credit practices, improved credit quality and capital position provides a strong and safe financial institution for our many depositors and will allow Pacific Continental Bank to continue to meet the lending needs of our clients and the markets we serve,” added Brown.

During the third quarter 2008, core deposits averaged $626.5 million, an increase of $32.3 million from the average core deposits reported for the second quarter 2008. At September 30, 2008, period end loans, including loans held for sale, totaled $924.5 million, an increase of $120.6 million over outstanding loans of $803.9 million at September 30, 2007, and up $27.1 million during the third quarter 2008.

The third quarter 2008 net interest margin was 5.08%, and while still strong, compressed sixteen basis points when compared to the second quarter 2008 margin of 5.24%. The year-to-date September 30, 2008 net interest margin of 5.18% was down six basis points from the 5.24% net interest margin reported for the same period last year. The margin compression experienced in the third quarter and year-to-date 2008 was primarily due to the continued liquidity squeeze that keeps wholesale borrowing costs relatively high, the expiration and lower renewal rates of active floors on a portion of the bank’s variable rate loan portfolio, and a highly competitive market for core deposits creating somewhat higher deposit rates.

Credit quality of the bank’s loan portfolio improved during the third quarter 2008. Nonperforming assets at September 30, 2008, were $6.3 million, a decrease of $1.3 million from June 30, 2008, levels, and represent 0.60% of period-end assets compared to 0.74% at June 30, 2008. The decline in nonperforming assets was primarily attributable to the loan pay offs and the disposition of residential construction properties that were previously classified as nonaccrual loans or other real estate owned. Nonperforming assets at September 30, 2008, consist of $3.1 million of loans on nonaccrual status, net of government guarantees, and $3.2 million in other real estate owned. The $3.1 million of nonaccrual loans at September 30, 2008, consist of nine consumer residential construction loans totaling approximately $1.3 million, one commercial real estate loan for $1.7 million, and one business loan for $100 thousand. The $3.2 million in other real estate owned consists of twenty consumer construction residential properties. Losses on these properties and current and possible future nonperforming loans in the residential consumer construction loan portfolio are not expected to be significant due to a cash-secured 20% principal guarantee supporting the majority of these loans.

For the third quarter 2008, the bank provided $1.05 million to the allowance for loan losses compared to $125 thousand for third quarter 2007. Year-to-date provisions to the allowance for loan loss totaled $2.55 million and $450 thousand for the years 2008 and 2007, respectively. The increase in the provision for loan losses during the third quarter and the first nine months of 2008 were primarily to support the nearly $100 million in loan growth year-to-date and, in light of the current economic conditions, to provide prudent additions to the bank’s unallocated reserves. At September 30, 2008, unallocated reserves were 7.7% and at the high end of the approved range. At September 30, 2008, the ratio of the allowance for loan losses to total loans was 1.15%, compared to 1.05% and 1.09% at December 31, 2007, and September 30, 2007, respectively. For the third quarter and first nine months of 2008, the bank had net charge offs of $274 and $552 thousand, respectively. Based on the analysis of classified loan migration trends and independent third-party reviews of the loan portfolio, management believes that its calculation of the adequacy of the allowance for loan losses has accurately captured the inherent risk in the bank’s portfolio.

“In line with our projections at the end of last quarter, our total nonperforming assets declined during third quarter 2008. We are disposing of our foreclosed properties in an orderly and efficient fashion with no significant impact on the Bank’s earnings,” stated Casey Hogan, executive vice president and chief credit officer. “Nevertheless, and despite minimal losses and the reduction in nonperforming assets during the quarter, we determined it was prudent to continue to add to the allowance to maintain an appropriate unallocated reserve level. The uncertainty and apparent weakening in the regional and national economies combined with our conservative and cautious risk rating discipline, underscore the need for additional reserves.” added Hogan.

Improvement in operating revenue resulted from increases in noninterest income and the loan growth while maintaining a strong net interest margin. Growth in noninterest expense abated during the quarter and on a linked-quarter basis was $7.5 million for third quarter 2008, the same as reported for second quarter 2008.

Net income for the third quarter 2008 was $3.0 million, a decline from 2007 third quarter net income of $3.4 million. Earnings per diluted share were $0.25 for the third quarter 2008, the same as reported for second quarter 2008, but down from the $0.29 reported for the prior year third quarter. Return on average assets, return on average equity, and return on average tangible equity for the third quarter 2008 were 1.16%, 10.68% and 13.42%, respectively, compared to 1.51%, 13.03% and 16.77%, respectively, for the comparable period in 2007.

Net income for the first nine months of 2008 was $9.1 million, a decline from the $9.6 million reported for the comparable period of 2007. Earnings per diluted share were $0.76 for the first nine months of 2008, compared to $0.80 per diluted share for the first nine months of 2007. Return on average assets for year-to-date September 30, 2008 and 2007 were 1.21% and 1.44%, respectively. Year-to-date September 30, 2008, return on average book equity and return on average tangible equity were 10.97% and 13.86%, respectively, compared to 12.66% and 16.46%, respectively, for the comparable period of 2007.

Pacific Continental Bank manages its capital to maintain a “well-capitalized” designation from the FDIC (the FDIC’s highest designation). At September 30, 2008, the Bank’s risk-weighted capital ratio was 10.81% at September 30, 2008 compared to 10.69% and 10.96% at June 30, 2008 and December 31, 2007.

Third Quarter 2008 Highlights:
•	Through disciplined credit practices reported improved credit quality statistics with nonperforming assets to total assets of 0.60%.
•	Strong core deposit growth with average core deposits up $32.3 million on a linked-quarter basis.
•	Excellent loan growth of $26.6 million for the quarter and $101.8 million year-to-date.
•	Continued payment of the $0.10 per share quarterly dividend that when annualized represents a 14.3% increase over 2007 cash dividends.
•	Achieved strong net interest margin of 5.08% for the third quarter 2008 and 5.18% for the first nine months of 2008.

Conference Call and Audio Webcast:
Pacific Continental Corporation will conduct a live conference call and audio Webcast for interested parties relating to its results for the third quarter and nine months ended September 30, 2008, on Wednesday, October 15th at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time. To listen to the conference call, interested parties should call (866) 292-1418 and provide the pass code: “Pacific Continental third quarter earnings.” The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Webcast presentation link on the company’s home page a few minutes before the presentation is scheduled to begin.

An audio Webcast replay will be available within twenty-four hours following the live Webcast and archived for one year on the Pacific Continental Web site. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region's largest metropolitan areas including Seattle, Portland, and Eugene. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-four years.

Since its founding in 1972 Pacific Continental Bank has been honored with numerous awards from business and community organizations: in June 2008 – for the seventh consecutive year - the Seattle Times named Pacific Continental to its  “Northwest 100” ranking of top publicly rated companies in the Pacific Northwest; in February 2008, Oregon Business magazine recognized Pacific Continental as the top ranked financial institution to work for in the state, marking the eighth consecutive year Pacific Continental has been recognized as one of the Top 100 Companies to Work for In Oregon; and in 2007, The Portland Business Journal recognized Pacific Continental as One of the Ten Most Admired Companies in Oregon.

Pacific Continental Corporation's shares are listed on the NASDAQ Global Select Market under the symbol "PCBK”; additionally, PCBK is listed in the Russell 2000 Index. Supplementary information about Pacific Continental can be found online at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; a continued decline in the housing and real estate market, changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit, and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

###

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED INCOME STATEMENTS
Amounts in $ 000's, Except for Per Share Data
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest and dividend income
Loans	$16,019	$16,931	$47,181	$50,453
Securities	647	472	2,070	1,310
Dividends on Federal Home Loan Bank stock	9	5	132	14
Federal funds sold & Interest-bearing deposits with banks	5	11	18	40
	16,680	17,419	49,401	51,817

Interest expense
Deposits	2,696	4,946	7,844	14,350
Federal Home Loan Bank & Federal Reserve borrowings	1,463	1,160	4,552	4,549
Junior subordinated debentures	127	128	373	380
Federal funds purchased	91	207	555	304
	4,377	6,441	13,324	19,583

Net interest income	12,303	10,978	36,077	32,234

Provision for loan losses	1,050	125	2,550	450
Net interest income after provision for loan losses	11,253	10,853	33,527	31,784

Noninterest income
Service charges on deposit accounts	421	342	1,217	1,032
Other fee income, principally bankcard	470	426	1,378	1,206
Loan servicing fees	20	25	68	74
Mortgage banking income	72	90	291	279
Other noninterest income	64	114	273	303
	1,047	997	3,227	2,894

Noninterest expense
Salaries and employee benefits	4,670	3,938	13,705	11,773
Premises and equipment	995	799	2,967	2,331
Bankcard processing	143	141	421	397
Business development	315	308	966	1,130
Other noninterest expense	1,374	1,213	4,068	3,639
	7,497	6,399	22,127	19,270

Income before provision for income taxes	4,803	5,451	14,627	15,408
Provision for income taxes	1,783	2,030	5,521	5,781

Net income	$3,020	$3,421	$9,106	$9,627

Earnings per share
Basic	$0.25	$0.29	$0.76	$0.82
Diluted	$0.25	$0.29	$0.76	$0.80

Weighted average shares outstanding
Basic	11,978	11,848	11,960	11,808

Common stock equivalents
attributable to stock-based awards	55	133	60	153
Diluted	12,033	11,981	12,020	11,961

PERFORMANCE RATIOS
Return on average assets	1.16%	1.51%	1.21%	1.44%
Return on average equity (book)	10.68%	13.03%	10.97%	12.66%
Return on average equity (tangible) (1)	13.42%	16.77%	13.86%	16.46%
Net interest margin	5.08%	5.25%	5.18%	5.24%
Efficiency ratio (2)	56.16%	53.44%	56.30%	54.86%

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED BALANCE SHEETS
Amounts in $  000’s
(Unaudited)

	September 30,	December 31,	September 30,
	2008	2007	2007
ASSETS
Cash and due from banks	$21,510	$23,809	$20,357
Federal funds sold	290	410	410
Interest-bearing deposits with banks	-	1,857	130
Total cash and cash equivalents	21,800	26,076	20,897

Securities available-for-sale	49,848	53,994	50,345
Loans held for sale	447	-	-
Loans, less allowance for loan losses	913,430	813,647	795,184
Interest receivable	4,096	3,652	4,277
Federal Home Loan Bank stock	9,198	3,795	3,480
Property, net of accumulated depreciation	21,000	20,876	19,934
Goodwill and other intangible assets	22,960	23,127	23,182
Other assets	9,105	4,104	3,590

Total assets	$1,051,884	$949,271	$920,889

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest-bearing demand	$178,632	$175,941	$175,932
Savings and interest-bearing checking	413,688	401,714	405,578
Time $100,000 and over	61,850	31,856	47,025
Other time	57,470	34,913	54,679
Total deposits	711,640	644,424	683,214

Federal funds purchased	38,460	5,360	13,500
Federal Home Loan Bank and Federal Reserve borrowings	176,000	179,500	107,500
Junior subordinated debentures	8,248	8,248	8,248
Accrued interest and other payables	4,338	4,230	4,010
Total liabilities	938,686	841,762	816,472

Stockholders' equity
Common stock, 25,000,000 shares authorized	62,037	77,909	60,304
Retained earnings	52,003	29,622	44,251
Accumulated other comprehensive loss	(842)	(22)	(138)
	113,198	107,509	104,417

Total liabilities and stockholders’ equity	$1,051,884	$949,271	$920,889

OTHER FINANCIAL DATA
Shares outstanding at end of period	11,994,363	11,934,866	11,865,541
Stockholder's equity (tangible) (1)	$90,238	$84,382	$81,235
Book value	$9.44	$9.01	$8.80
Tangible book value	$7.52	$7.07	$6.85

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS
Amounts in $  000’s
(Unaudited)

	Quarters Ended			Nine Months Ended
	September 30,	December 31,	September 30,	September 30,	September 30,
	2008	2007	2007	2008	2007
LOANS BY TYPE (net of fees)
Real estate secured loans:
Multifamily residential	$53,812	$39,925	$38,066
Residential 1-4 family	70,702	51,959	47,123
Residential 1-4 family construction	86,382	96,918	98,804
Other construction	155,986	126,809	120,287
Commercial real estate	329,688	306,161	302,892
Other	3,801	3,999	4,177
Total real estate loans	700,371	625,771	611,349
Commercial loans	209,710	186,619	185,253
Consumer loans	8,001	8,225	7,153
Other loans	6,020	1,707	163
Total Loans	$924,102	$822,322	$803,918

ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$9,896	$8,734	$8,595	$8,675	$8,284
Provision for loan losses	1,050	275	125	2,550	450
Loan charge offs	(310)	(335)	(18)	(723)	(61)
Loan recoveries	36	1	32	171	61
Net (charge offs) recoveries	(274)	(334)	14	(552)	-
Balance at end of period	$10,672	$8,675	$8,734	$10,673	$8,734

NONPERFORMING ASSETS
Non-accrual loans	$3,316	$4,122	$1,325
90-day past due loans	-	-	229
Gross nonperforming loans	3,316	4,122	1,554

Government guarantees on non-accrual and 90-day
past due loans	(239)	(451)	-
Nonperforming loans, net of government guarantees	3,077	3,671	1,554

Other real estate owned	3,186	423	-
Nonperforming assets, net of government guarantees	$6,263	$4,094	$1,554

LOAN QUALITY RATIOS
Allowance for loan losses as a percentage of total loans
outstanding, net of loans held for sale	1.15%	1.05%	1.09%
Allowance for loan losses as a percentage of total
nonperforming loans, net of government guarantees	346.83%	236.31%	562.03%
Net loan charge offs (recoveries) as a percentage of
average loans, annualized	0.12%	0.16%	-0.01%	0.08%	0.00%
Nonperforming loans as a percentage of total loans	0.36%	0.50%	0.16%
Nonperforming assets as a percentage of total assets	0.60%	0.43%	0.17%

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
Amounts in $  000’s
(Unaudited)

	Quarters Ended			Nine Months Ended
	September 30,	December 31,	September 30,	September 30,	September 30,
	2008	2007	2007	2008	2007
BALANCE SHEET AVERAGES
Loans	$913,356	$812,870	$793,551	$876,491	$787,325
Allowance for loan losses	(10,115)	(8,871)	(8,649)	(9,456)	(8,551)
Loans, net of allowance	903,241	803,999	784,902	867,035	778,774
Securities and short-term deposits	59,862	58,812	45,053	62,932	43,446
Earning assets	963,103	862,811	829,955	929,967	822,220
Non-interest-earning assets	74,112	70,563	69,942	72,037	71,790
Assets	$1,037,215	$933,374	$899,897	$1,002,004	$894,010

Interest-bearing core deposits (3)	$455,363	$437,808	$435,294	$441,931	$416,242
Non-interest-bearing core deposits (3)	171,103	173,706	171,624	169,421	167,461
Core deposits (3)	626,466	611,514	606,918	611,352	583,703
Non-core interest-bearing deposits	71,799	49,588	67,525	51,118	68,747
Deposits	698,265	661,102	674,443	662,470	652,450
Borrowings	222,003	160,575	116,788	224,504	135,704
Non-interest-bearing liabilities	4,416	4,326	4,502	4,200	4,210
Liabilities	924,684	826,003	795,733	891,174	792,364
Stockholders' equity (book)	112,531	107,371	104,164	110,830	101,646
Liabilities and equity	$1,037,215	$933,374	$899,897	$1,002,004	$894,010

Stockholders' equity (tangible) (1)	$89,540	$84,213	$80,951	$87,784	$78,197

SELECTED MARKET DATA
Eugene market loans, net of fees	$224,327	$217,962	$216,602
Portland market loans, net of fees	423,194	389,053	390,186
Seattle market loans, net of fees	276,581	215,307	197,130
Total loans, net of fees	$924,102	$822,322	$803,918

Eugene market core deposits (3)	$413,240	$405,351	$398,190
Portland market core deposits (3)	122,310	109,698	125,458
Seattle market core deposits (3)	103,889	100,843	95,817
Total core deposits (3)	639,439	615,892	619,465
Other deposits	72,201	28,532	63,750
Total	$711,640	$644,424	$683,215

Eugene market core deposits, average (3)	$400,461	$393,030	$387,334	$402,132	$382,843
Portland market core deposits, average (3)	117,472	121,687	129,648	113,364	119,261
Seattle market core deposits, average (3)	108,533	96,797	89,936	95,856	81,599
Total core deposits, average (3)	626,466	611,514	606,918	611,352	583,703
Other deposits, average	71,799	49,588	67,525	51,118	68,747
Total	$698,265	$661,102	$674,443	$662,470	$652,450

NET INTEREST MARGIN RECONCILIATION
Yield on average loans	7.06%	8.23%	8.56%	7.27%	8.66%
Yield on average securities	4.39%	4.59%	4.30%	4.71%	4.20%
Yield on average earning assets	6.89%	7.98%	8.33%	7.10%	8.43%

Rate on average interest-bearing core deposits	1.85%	3.24%	3.69%	1.94%	3.74%
Rate on average interest-bearing non-core deposits	3.21%	5.21%	5.29%	3.69%	5.24%
Rate on average interest-bearing deposits	2.03%	4.03%	6.19%	3.89%	1.42%

Rate on average borrowings	3.01%	4.78%	5.08%	3.26%	5.16%
Cost of interest-bearing funds	2.32%	3.77%	4.12%	2.48%	4.22%

Interest rate spread	4.57%	4.21%	4.21%	4.62%	4.21%

Net interest margin	5.08%	5.15%	5.25%	5.18%	5.24%

(1) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(2) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.
(3) Core deposits include all demand, savings, & interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.